Exhibit (b)(1)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OFS CAPITAL, LLC

As of April 23, 2010

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OFS CAPITAL, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of OFS Capital, LLC (the “LLC”) (f/k/a Old Orchard First Source Asset Management, LLC), is entered into by the sole member of the LLC, and by and among each other Person who, in accordance with the terms of this Agreement, executes a counterpart signature to this Agreement in the future.

1. Name. (a) The name of the limited liability company formed hereby is OFS Capital, LLC, f/k/a Old Orchard First Source Asset Management, LLC. The business of the LLC may be conducted under any other name deemed necessary or desirable by the Manager (as defined below).

(b) The LLC is a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq) (the “Act”) and of this Agreement. The rights, duties and liabilities of the Members and the Manager (as defined below) shall be as provided in the Act for members and managers except as provided herein.

2. Purpose. (a) The LLC is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The LLC shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein.

(b) The LLC may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the Manager be necessary or advisable to carry out the objects and purposes of the LLC.

3. Registered Office; Registered Agent. The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle Country, Delaware 19801.

4. Principal Office. The principal office address of the LLC shall be OFS Capital, LLC, 2850 West Golf Road, Suite 520, Rolling Meadows, Illinois 60008, or such other place as the Manager may determine from time to time.

5. Members. The name, mailing address and percentage interest in the LLC of each of the Members is as set forth on Annex A hereto. The Members hereby agree to be bound by the terms of this Agreement.

6. Powers. The management of the LLC shall be vested exclusively in the manager or managers appointed pursuant to Section 7(a). The Members, in such capacity, shall have no part in the management of the LLC and shall have no authority or right to act on behalf of or bind the LLC in connection with any matter, except certain tax matters as deemed necessary or appropriate by the managers. Each of Richard Ressler, Jeffrey Cerny, Kathi Inorio and Patrick Brown is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements to the Certificate of Formation of the LLC and any other certificates (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in any jurisdiction in which the LLC may wish to conduct business as well as such other agreements and instruments in connection with matters and transactions otherwise approved by the LLC with respect to conduct of its business.

7. Management. (a) Management of the LLC shall be vested in one or more managers who shall be appointed by the Members. The Members hereby appoint Orchard First Source Asset Management, LLC as the manager of the LLC (the “Manager”), and the Manager hereby accepts such appointment and agrees to be bound by the provisions of this Agreement. To the extent permitted by law, and except as otherwise provided in this Agreement, the Manager shall be authorized to act on behalf of and to bind the LLC in all respects, with full power of substitution, without any further consent, vote or approval of the Members, and the Manager’s powers shall include, without limitation, the authority to negotiate, complete, execute and deliver any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the LLC, and to take all such other actions on behalf of the LLC as the Manager may consider necessary or advisable in connection with the management of the LLC including the delegation of its management authority to a Board of Directors as provided in Section 8 below.

(b) Any Manager appointed pursuant to Section 7(a) may resign at any time upon written notice to the Members, and may be removed by unanimous action of the Members at any time upon written notice to the Manager.

(c) The Members agree that all determinations, decisions and actions made or taken by the Manager in accordance with this Agreement shall be conclusive and absolutely binding upon the LLC, the Members and their respective successors, assigns and personal representatives.

(d) Persons dealing with the LLC are entitled to rely conclusively upon the power and authority of the Manager as herein set forth.

8.	Board of Directors.

(a) Establishment of Board of Directors. The Manager hereby establishes a Board of Directors (the “Board of Directors”) and, except as provided herein, hereby irrevocably delegates to the Board of Directors such authority, rights and powers with respect to the LLC and the officers and employees of the LLC as the board of directors of a corporation organized for profit under the Delaware General Corporation Law would have with respect to the corporations and the officers and employees of such corporations. Except as provided below, in furtherance and not in limitation of the foregoing, and notwithstanding anything to the contrary contained in this Agreement or any provision of this Agreement that authorizes the Manager to take any action, exercise any discretion or make any determination over any matters, the Manager shall not take any action, exercise any discretion or make any determination without the consent and approval of, and shall take all actions and decisions as directed by, the Board of Directors.

(b) General Powers. The Board of Directors is authorized, directed and empowered to take all actions necessary or appropriate to fulfill its obligations and duties under this Agreement. In furtherance of the foregoing, the directors of the LLC shall have the power to execute and deliver, or to authorize any officer or employee of the LLC, the Manager or their respective affiliates to execute and deliver, any documents and shall have the power to take, or to cause such persons to take, any actions, as the Board of Directors shall deem necessary or appropriate, to carry out fully their duties and obligations set forth hereunder.

(c) Number, Qualification and Term of Office. (i) The number of directors which shall constitute the whole Board of Directors shall be no fewer than two and no more than five. The number of directors which shall constitute the whole Board of Directors shall be determined, within such range, from time to time by resolution adopted by a majority of the Board of Directors then in office.

(ii) Directors shall be selected by Members holding a majority of the membership interests of the Company. Each director shall serve until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

(d) Resignations. Any director may resign at any time by giving notice of such director’s resignation in writing or by electronic transmission to the Chairman of the Board, if there be one, or the Manager of the LLC. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt by the LLC. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(e) Place of Meetings. The Board of Directors may hold meetings either within or without the State of Delaware.

(f) Action Without Meeting. Any action required or permitted to be taken at any meeting by the Board of Directors or may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by the number of members of the Board whose approval would be required if all directors then in the office were present at such meeting and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.

(g) Conference Telephone Meetings. Members of the Board of Directors, may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(h) Quorum. At all meetings of the Board of Directors, a majority of the then total number of directors in office shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting. The members of the Board of Directors present at a duly organized meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough members of the Board of Directors to leave less than a quorum.

9. Capital Contributions. The Members have made or will make or succeeded to the contributions to the capital of the LLC in the amounts and proportions set forth on Annex A hereto. The Members shall have no obligation to make any additional capital contributions to the LLC.

10. Additional Contributions. With the approval of the Manager, the Members may make such additional capital contributions to the LLC as they may deem necessary or advisable in connection with the business of the LLC.

11. Capital Accounts. The LLC shall maintain for each Member a capital account in accordance with this Section 11 and in accordance with the rules of Treasury Regulation Section 1.704-l(b)(2)(iv). Each Member’s capital account shall have an initial balance equal to the amount of cash or other property constituting such Member’s initial contribution to the capital of the LLC. Each Member’s capital account shall be increased by the sum of (a) the amount of cash or other property constituting additional contributions by such Member to the capital of the LLC, plus (b) any profits allocated to such Member’s capital account pursuant to Section 11. Each Member’s capital account shall be reduced by the sum of (a) the amount of cash and the fair value of any property distributed by the LLC to such Member, plus (b) any losses allocated to such Member’s capital account pursuant to Section 11.

12. Allocation of Profits and Losses. The LLC’s profits and losses shall be allocated among and credited to the capital accounts of the Members in accordance with each Member’s percentage interest in the LLC as set forth on Annex A hereto.

13. Distributions. (a) No Member shall (i) be entitled to interest on its capital contributions to the LLC, or (ii) have the right to distributions or the return of any contribution to the capital of the LLC except (A) for distributions in accordance with this Section 13 or (B) upon dissolution of the LLC. The entitlement to any such return at such time shall be limited to the value of the capital account of the Member. To the fullest extent permitted by the Act, no Member shall be liable for the return of any such amounts. The LLC shall not make a distribution to a Member if such distribution would violate Section 18-607 of the Act.

(b) Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Manager.

14. Fiscal Year; Tax Matters. (a) The Fiscal Year of the LLC for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the LLC’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Proper and complete records and books of account of the business of the LLC shall be maintained at the LLC’s principal place of business. Each of the Members acknowledges and agrees that the LLC is intended to be classified and treated as a partnership for federal income tax purposes. The LLC’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the LLC’s United States federal income tax return. Each Member and its duly authorized representatives may, for any reason reasonably related to its interest as a Member of the LLC, examine the LLC’s books of account and make copies and extracts therefrom at its own expense. The Manager shall maintain the records of the LLC for three years following the termination of the LLC.

15. Assignments and Transfers of Interests. A Member may transfer all or any portion of its interest in the LLC to any person at any time with the consent of the Board of Directors.

16. Admission of Additional Members. One (1) or more additional Members may be admitted to the LLC with the consent of the Board of Directors.

17. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the LLC except to the extent provided in the Act.

18. Dissolution. (a) Subject to the occurrence of an event of dissolution pursuant to Section 19(b), the LLC shall have perpetual existence.

(b) The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the unanimous written consent of the Members, (ii) the written determination of the Board of Directors, (iii) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the LLC, including the disposition of all or a portion of a Member’s interest in the LLC without the prior consent of the Board of Directors, unless the business of the LLC is continued by the consent of all of any remaining Members of the LLC within 90 days following the occurrence of any such event or in a manner permitted by the Act, or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

19. Indemnification. To the full extent permitted by law, the LLC shall (a) indemnify any person or such person’s heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a member, manager, director, officer, employee or agent of the LLC or is or was serving at the request of the LLC, the Board of Directors or its Manager as a member, manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance expenses incurred by a member, manager, officer or director in defending and/or investigating such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware. A manager shall have no personal liability to the LLC or its members for monetary damages for breach of fiduciary duty as a manager; provided, however, that the foregoing provision shall not eliminate the liability of a manager for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the manager derived an improper personal benefit.

20. Amendments. Any amendments to this Agreement shall be in writing signed by the Members and by any Manager or Managers.

21. Governing Law. This Agreement is governed by, and shall be construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws. The Members intend the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Limited Liability Company Agreement as of the day first above written.

Member:
Orchard First Source Asset Management, LLC
By:	/s/ Kathi J. Inorio
	Name:	Kathi J. Inorio
	Title:	Secretary

Manager:
Orchard First Source Asset Management, LLC
By:	/s/ Kathi J. Inorio
	Name:	Kathi J. Inorio
	Title:	Secretary

Amended and Restated Limited Liability Company Agreement of OFS Capital, LLC

ANNEX A
Name and Address of Member	Initial Contribution	Percentage Interest (%)

Orchard First Source Asset Management, LLC
2850 West Golf Road, Suite 520, Rolling Meadows,	$10.00	100%
IL 60008